EXHIBIT 11
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

                        COMPUTATION OF EARNINGS PER SHARE

                 UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES


                                                     Year ended December 31

                                             1995              1994             1993
                                             ----              ----             ----

Primary:
Weighted average shares outstanding         12,169,408        12,237,468       12,258,693
Equivalent shares--dilutive stock
options--based on treasury stock
method using average market price               23,771             4,035              -
                                            ----------        ----------       ----------
                                            12,193,179        12,241,503       12,258,693
                                            ==========        ==========       ==========

Income (loss) before cumulative
 effect of accounting changes                 $888,000        $5,212,000     $(12,017,000)
Cumulative effects as of January 1,
1993 of changes in method of
accounting for:

   Postretirement benefits
     other than pensions, net of
     taxes                                         -                 -        (12,890,000)
   Income taxes                                    -                 -         13,884,000
                                           -----------       -----------     ------------
Net income (loss)                          $   888,000       $ 5,212,000     $(11,023,000)
                                           ===========       ===========     ============

Earnings (loss) per share:

   Earnings (loss) per share before
     cumulative effect of accounting
     changes for:                          $       .07       $       .43     $       (.98)

       Postretirement benefits
         other than pension                        -                 -              (1.05)

       Income taxes                                -                 -               1.13
                                           -----------       -----------     ------------
Earnings (loss) per share                  $       .07       $       .43     $       (.90)
                                           ===========       ===========     ============

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